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                                           Exhibit 23(b)

                      Consent of PricewaterhouseCoopers LLP

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 4, 1998 relating to the consolidated balance sheet of Greif Bros. Corporation (the Company) as of October 31, 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the two years ended October 31, 1998, which is included in the Company's Annual Report on Form 10-K for the year ended October 31, 1999. We also consent to the incorporation by reference of our report dated December 4, 1998 relating to the financial statement schedules for each of the two years ended October 31, 1998, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
September 17, 2000